Exhibit 99.1

LEVI STRAUSS & CO. NEWS	1155 Battery Street, San Francisco, CA 94111

For Immediate Release

Media Contact:	Linda Butler Levi Strauss & Co. (415) 501-6070

Levi Strauss & Co. Names Paul Smith as Head of Global Tax Department

SAN FRANCISCO (May 3, 2004)—Levi Strauss & Co. (LS&CO.) today announced the appointment of Paul Smith as Vice President and head of the company’s Global Tax Department. Smith, 36, was most recently the Director of Tax Accrual Services with the National Tax Department of Ernst & Young LLP in Washington, DC. He assumes his new position on May 24 and will report to LS&CO.’s chief financial officer.

“Paul is an exceptional leader with broad tax and accounting expertise,” said Jim Fogarty, LS&CO.’s Chief Financial Officer. “As we have indicated in our SEC filings, one of our primary goals at LS&CO. has been to increase our level of expertise in tax-related GAAP,” said Fogarty. “Paul is one of the nation’s leading tax experts, and I believe he will strengthen our efforts in this area.”

Since 1990 Smith has been with Ernst & Young (E&Y) in a number of increasingly responsible positions. He first specialized in corporate mergers and acquisitions and then moved to international tax consulting where he gained experience in cross-border transactions. For a time, he led E&Y’s U.S. tax practice in Italy and later joined the firm’s National Tax Department in Washington, DC to focus on accounting for taxes and to develop a consulting practice on effective tax rates. As E&Y’s Director of Tax Accrual Services, Smith coordinated the activities of approximately 35 tax accounting professionals to ensure consistent application of U.S. GAAP (generally accepted accounting principles) and to identify and address emerging trends in the marketplace.

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LS&CO. Names Smith/Add One

May 3, 2004

Smith is a nationally recognized lecturer on both tax and accounting issues, and has authored a comprehensive treatise on income tax accounting issues for multinational companies. He is a licensed certified public accountant, with a Bachelor of Science in accounting and a Master of Science in taxation.

Levi Strauss & Co. is one of the world’s leading branded apparel companies, marketing its products in more than 110 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi’s®, Dockers® and Levi Strauss Signature™ brands.

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